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Exhibit 10.3

LICENSE AGREEMENT

by and between

XIANGXUE LIFE SCIENCES LTD.

and

AXIS THERAPEUTICS LIMITED

June 29, 2018

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THIS LICENSE AGREEMENT (this “Agreement”) is made as of June 29, 2018 (the “Effective Date”), by and between Xiangxue Life Sciences Ltd., a company organized and existing under the laws of the People’s Republic of China and having its principal office at 2 Jinfengyuan Road, Guangzhou, China (“Licensor” or “XLifeSc”) and Axis Therapeutics Limited, a company organized and existing under the laws of Hong Kong and having its principal office at Unit 608-613 IC Development Centre, No 6 Science Park West Avenue, Science Park, Hong Kong (“Licensee” and together with Licensor, the “Parties” and each individually, a “Party”) and, solely for the purposes of SECTION 4.1, Athenex, Inc. (“Athenex”).

B A C K G R O U N D:

WHEREAS, Athenex and XLifeSc intend to enter into a Shareholders Agreement (the “Shareholders Agreement”), pursuant to which Athenex and XLifeSc will establish, operate and manage the Licensee to offer certain goods and services in the Territory;

WHEREAS, Licensor has developed a proprietary TCR-engineered T Cell Therapy; and Licensor desires to license such technology to Licensee in connection with creating therapeutic products for oncology indications in the Territory;

WHEREAS, each Party is willing to enter into this Agreement and grant the licenses contemplated hereby on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Meanings. Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

(a) “Act” means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.

(b) “Affiliate” means with respect to a Party (i) any corporation or business entity of which more than fifty percent (50%) of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of a Party; (iii) any corporation or business entity of which, directly or indirectly, an entity described in the immediately preceding subsection (ii) controls or holds more than fifty percent (50%) (or the maximum ownership interest permitted by law) of the securities or other ownership interests representing the equity, voting stock or general partnership interest of such corporation or entity; or (iv) any corporation or

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business entity of which a Party has the right to acquire, directly or indirectly, more than fifty percent (50%) of the securities or other ownership interests representing the equity, voting stock or general partnership interest thereof; provided, however that Licensee shall not be deemed an affiliate of Licensor for the purposes of this Agreement.

(c) “Business Day” means any calendar day, except that if an activity to be performed or an event to occur falls on a Saturday, Sunday or a day which is recognized as a national holiday in the place of performance of an applicable activity or occurrence of an applicable event, then the activity may be performed or the event may occur on the next day that is not a Saturday, Sunday or nationally recognized holiday.

(d) “Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending on March 31, June 30, September 30 and December 31; provided, however, that (i) the first Calendar Quarter of any period specified under this Agreement shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (ii) the last Calendar Quarter shall end upon the expiration or termination of this Agreement.

(e) “Calendar Year” means, for the first Calendar Year of the Term, the period commencing on the Effective Date and ending on December 31, 2018, and for each successive year thereafter, the period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.

(f) “CFR” means the United States Code of Federal Regulations.

(g) “Claims” has the meaning set forth in SECTION 9.2.

(h) “Clinical Trials” means any clinical studies of a Licensed Product conducted on humans.

(i) “Commercialize” or “Commercialization” means labeling, packaging, promotion, marketing, supply, manufacture, having manufacture, import, export, sale, offer for sale, use, distribution and register of Licensed Products, including any educational or prelaunch activities.

(j) “Commercially Reasonable Efforts” means exerting such efforts and employing such resources as would normally be exerted or employed by a Party for its other drug candidates and pharmaceutical products of a comparable stage of development and commercial potential.

(k) “Completion” means, with respect to any Clinical Trial, the completion of treatment for the necessary number of patients required by the applicable protocol and completion of the statistical analysis of the study data.

(l) “Control” means possession of the ability to grant the rights and licenses as provided for herein without violating the terms of any agreement or arrangement with any Third Party.

(m) “Data” means any and all research data, pharmacology data, preclinical data, clinical data, chemistry, manufacturing and control (“CMC”) data, technical information and/or all other similar information and documentation.

(n) “Develop” or “Development” means those activities undertaken with respect to the Technology or Licensed Products which are devoted to the progression of a potential pharmaceutical or biological product in Clinical Trials and any other activities directed toward quality issues, publication, Regulatory Approval, formulation, manufacture, production or CMC of the Technology or Licensed Products, including any other pre-launch activities.

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(o) “Disputed Claim” has the meaning set forth in SECTION 9.4. (b).

(p) “Dollar” or “$” means the lawful currency of the United States.

(q) “Effective Date” has the meaning given in the preamble.

(r) “First Commercial Sale” means, with respect to any Licensed Product, the first sale to a Third Party for end use or consumption of such Licensed Product in a country after receipt of Regulatory Approval in such country or, where Regulatory Approval is not required, then the first sale for end use or consumption of a Licensed Product to a Third Party in that country in connection with the nationwide introduction of such Licensed Product in that country.

(s) “IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standard Board, consistently applied.

(t) “Improvements” means all inventions, modifications, improvements and Know-How, patentable or otherwise, made, created, developed, conceived or reduced to practice by or on behalf of a Party and/or any of its Affiliates during the Term, including without limitation developments in the manufacture, formulation, ingredients, preparation, presentation, means of delivery or administration, dosage, indication, methods of use or packaging and/or sale of the Technology or Licensed Product.

(u) “Intellectual Property” means Patent Rights, Know-How, copyrights and works of authorship, Proprietary Information and all other intellectual property rights (except for trademarks, trade names and other source indicators), including any Improvements thereto.

(v) “Investigational Drug Application” means an investigational new drug application described in 21 CFR §312.23, obtained for purposes of conducting Clinical Trials in accordance with the requirements of the Act and the regulations promulgated thereunder, or the similar or equivalent application or approval under applicable Laws in another country, including all supplements and amendments thereto relating to the use of the Technology or Licensed Product.

(w) “Licensee Indemnified Parties” has the meaning set forth in Section 10.1.

(x) “Licensed Product” means any pharmaceutical or biological preparation in final form (or, where the context so indicates, the form under development) that contains or relates to the Technology.

(y) “Licensee Patent Rights” means all Patent Rights that are owned or Controlled by Licensee as of the Effective Date and during the Agreement Term and that are necessary or useful for the Development or Commercialization of the Technology or Licensed Products, and Improvements thereto.

(z) “Licensor Intellectual Property” means the Licensor Patent Rights, Licensor Know-How and other Intellectual Property that as of the Effective Date is owned or Controlled by Licensor or any of its Affiliates or in the process of development by Licensor or any of its Affiliates, including all TCR-engineered T Cell Therapy and related Technologies as detailed in the due diligence materials shared by Licensor or its Affiliates to Athenex prior to the Effective Date.

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(aa) “Licensor Know-How” means all Know-How that is owned or Controlled by Licensor or any of its Affiliates or is in the process of development by Licensor or any of its Affiliates, and Improvements thereto.

(bb) “Licensor Patent Rights” means all Patent Rights that are owned or Controlled by Licensor or any of its Affiliates that are necessary or useful for the Development or Commercialization of the Technology or Licensed Products, and all Improvements owned or Controlled by Licensor or any of its Affiliates that constitute Patent Rights.

(cc) “Know-How” means all proprietary information and technology, including trade secret information, developments, discoveries, methods, techniques, formulations, Data, and other information, whether or not patentable, and any Improvements thereto.

(dd) “Law” means all laws, statutes, rules, regulations, treaties, ordinances and other pronouncements of any governmental authority having the binding effect of law.

(ee) “Losses” means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

(ff) “Major Jurisdictions” means the United States, the European Union and Japan.

(gg) “New Drug Application” means a new drug application or biologics license application filed in accordance with 21 CFR § 315.50 21 or CFR § 601.2 (as applicable) in the United States, or any similar application filed in any of the countries in the Territory under applicable Laws in such country for the approval for the marketing of a pharmaceutical or biological product, together with all subsequent submissions.

(hh) “Patent Rights” means any patents, patent applications, certificates of invention, or applications for certificates of invention and any supplemental protection certificates, together with any extensions, registrations, confirmations, reissues, substitutions, divisions, continuations or continuations-in-part, reexaminations or renewals thereof, including methods of development, manufacture, formulation, preparation, presentation, means of delivery or administration, dosage, packaging, sale or use thereof.

(ii) “Phase I Clinical Trial(s)” means a Clinical Trial that is intended to initially evaluate the safety or pharmacological effect of a Licensed Product in subjects or that would satisfy the requirements of 21 CFR § 312.2(a), or its equivalent.

(jj) “Phase II Clinical Trial(s)” means a Clinical Trial that is intended to initially evaluate the effectiveness of a Licensed Product in subjects or that would satisfy the requirements of 21 CFR § 312.21(b), or its equivalent.

(kk) “Phase III Clinical Trial(s)” means a pivotal Clinical Trial, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for Regulatory Approval or that would satisfy the requirements of 21 CFR § 312.21(c), or its equivalent.

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(ll) “Prime Rate” means the rate announced from time to time by HSBC Bank, N.A. as its “prime rate” in New York, New York USA which is the base rate upon which other rates charged at such bank are based, and is the best rate available to premium customers at such bank.

(mm) “Proprietary Information” means any and all scientific, clinical, technological, technical, regulatory, marketing, financial, commercial information, and any other non-public information whether communicated in writing, orally or by any other means, including Know-How and Data.

(nn) “Regulatory Approval” means approval by the relevant Regulatory Authority of a New Drug Application or other similar application, health registration, common technical document, regulatory submission, notice of compliance and any other license or permit required to be approved for the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product in a country, region or other regulatory jurisdiction.

(oo) “Regulatory Authority” means any governmental authority in a country, region or other regulatory jurisdiction that regulates the supply, manufacture, use, storage, distribution, import, export, transport, promotion, marketing and sale of a Licensed Product.

(pp) “SEC” means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

(qq) “Technology” means the TCR-engineered T Cell Therapy, and any pharmaceutically acceptable salts, hydrates, solvates, and prodrugs of the foregoing, or mixtures thereof, as well as all related technologies.

(rr) “Territory” means worldwide, except in the People’s Republic of China. For clarity, the “People’s Republic of China” does not include any Special Administrative Regions thereof.

(ss) “Third Party” means a person or entity who or which is neither a Party nor an Affiliate of a Party.

(tt) “Valid Claim” means any claim in an active patent application or issued in an unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction following exhaustion of all possible appeal processes, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer and has not been terminated for failure to pay maintenance fees.

ARTICLE II

GRANT OF RIGHTS

SECTION 2.1. License Grant by Licensor. Subject to the terms of this Agreement, Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee an exclusive (even as to Licensor and its Affiliates), sublicensable right and license throughout the Territory in and to the Licensor Intellectual Property, to Develop and Commercialize Licensed Products and the Technology. Licensee may use Affiliates or Third Parties located outside the Territory to assist in the Development of Licensed Products with the prior written consent of Licensor, which shall not be unreasonably withheld, conditioned or delayed. With respect to sales to Third Party distributors or other parties purchasing Licensed Product for resale, Licensee shall use Commercially Reasonable Efforts to restrict such resales to within the Territory.

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SECTION 2.2. Retained Rights; No Implied Licenses. All rights not specifically granted to a Party under this Agreement are reserved and retained by Licensor or Licensee, as applicable. Nothing in this Agreement shall be deemed to constitute the grant of any implied license or other right to any Party, to or in respect of any Intellectual Property of the other Party, except as explicitly set forth in this Agreement.

SECTION 2.3. Preservation of Intellectual Property Rights. Licensor shall not assign, transfer, encumber, or grant any right in or to the Licensor Intellectual Property inconsistent with the rights granted to Licensee under this Agreement.

ARTICLE III

DATA TRANSFER; DEVELOPMENT AND COMMERCIALIZATION; REGULATORY MATTERS

SECTION 3.1. Delivery; Assistance.

(a) As soon as practicable, but in no event later than 45 days after the Effective Date, Licensor shall deliver to Licensee copies, in a mutually agreed form or media, of all Proprietary Information and materials in the possession or control of Licensor as of such date and that relate to the Technology. Licensor shall, at the request of Licensee, deliver to Licensee physical embodiments of the Licensor Intellectual Property, including any applicable biological materials or samples.

(b) During the Term, Licensor shall provide Licensee with such assistance as Licensee may reasonably request (at Licensee’s cost and expense), including making available at their place of employment (or such other location as the Parties may mutually agree upon) such persons that were involved with the creation, development or reduction to practice of the Licensor Intellectual Property or the Technology, so that such persons may assist Licensee in its efforts to evaluate, Develop and Commercialize the Technology and/or the Licensed Products.

(c) During the Term, Licensor shall, upon the request of Licensee, provide Licensee with any Data that is available to Licensor and is required for an Investigational Drug Application or New Drug Application within 60 calendar days of such request. If Licensor fails to comply with the foregoing, Licensee may terminate this Agreement immediately by and upon giving written notice to Licensor and, in such event, Licensor shall repay all payments that have been made by Licensee to Licensor prior to such date.

SECTION 3.2. Development and Commercialization. Licensee shall use Commercially Reasonable Efforts during the Term to Develop and Commercialize the Technology and the Licensed Products in the Major Jurisdictions. Licensee shall be responsible for all costs associated with Development and Commercialization of the Technology and the Licensed Products in the Territory.

SECTION 3.3. Clinical Trials. Licensee shall be responsible for conducting and administering, at its sole cost and expense, all Clinical Trials required for any Regulatory Approvals in the Territory.

SECTION 3.4. Referencing Data. The Data and results of any Clinical Trials conducted by a Party or its Affiliates, sublicensees or other partners shall be made available to the other Party upon request at no cost to the requesting Party, and each Party hereby grants to the other Party the non-exclusive, royalty-free license to use such Data solely for the Development and Commercialization of the Technology and Licensed Products, and subject to the confidentiality obligations set forth herein.

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SECTION 3.5. Records. Licensee and Licensor shall each create records that (i) reflect all work done, results achieved and Know-How developed that are necessary or useful for the Development or Commercialization of the Technology or Licensed Products and (ii) as may be required by applicable Laws. The foregoing records shall be complete and accurate in all material respects and maintained in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes and in accordance with good industry practice.

SECTION 3.6. Promotional Materials and Activities. Licensee shall create and develop the advertising and promotional materials for the Licensed Products in the Territory. As holder of the Regulatory Approvals in the Territory, Licensee shall be responsible, as applicable, for all submissions and interactions with the Regulatory Authorities in the Territory regarding approval of all Licensed Product-related promotional materials.

SECTION 3.7. Sales of Licensed Products. Licensee shall be responsible for all sales of Licensed Products in the Territory. Licensee shall, in its sole discretion, set all terms regarding Licensed Product sales, including terms respecting credit, pricing, cash discounts, rebates, chargebacks, bad debt write-offs, and other fees and charges, and returns and allowances.

SECTION 3.8. Compliance with Laws. Each Party shall comply with all applicable Laws concerning the Development and Commercialization of the Licensed Products, and shall obligate any sublicensees that it or its Affiliates may engage with respect to Licensed Products to do the same.

SECTION 3.9. Regulatory Matters. From and after the Effective Date, Licensee shall:

(a) Have sole authority and responsibility for the timely preparation, filing and prosecution of all filings, submissions, authorizations or approvals with Regulatory Authorities in the Territory, and shall own and control all such filings, submissions, authorizations and approvals, including any Investigational Drug Application or New Drug Application in the Territory. Licensee shall provide copies of all such filings, submissions, authorizations and approvals to Licensor upon Licensor’s reasonable request, at Licensor’s sole cost and expense.

(b) Be the primary contact with each Regulatory Authority in the Territory and be solely responsible for all communications with each Regulatory Authority that relate to any Investigational Drug Application or New Drug Application in the Territory, provided, however, that upon the reasonable request of Licensee, Licensor shall provide appropriate personnel to participate in discussions with any Regulatory Authority in the Territory and/or to assist and consult with Licensee in its applications for Regulatory Approval, at Licensee’s cost and expense.

(c) From and after receipt of each Regulatory Approval, have exclusive authority and responsibility to submit all reports, amendments and/or other requirements of applicable Law necessary to maintain such Regulatory Approvals and to seek revisions of the conditions of each such Regulatory Approval in the Territory as appropriate. Licensee shall have sole authority and responsibility to seek and/or obtain any required approvals of any labeling, prescribing information, package inserts, monographs and/or packaging used in connection with a Licensed Product.

(d) Have the authority in the Territory concerning (i) the protocols for Clinical Trials of Licensed Products, (ii) indications sought for any Licensed Products, (iii) approval of all contracts relating to the Development of Licensed Products, (iv) the formulation used in respect of a Licensed Product, and (v) contracts relating to the Commercialization of Licensed Product.

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SECTION 3.10. Regulatory Cooperation. The Parties shall use Commercially Reasonable Efforts to coordinate and cooperate in connection with their respective compliance with all applicable Laws relating to the Development and Commercialization of the Technology and the Licensed Products, including without limitation providing the other Party with any Data or information required by applicable Regulatory Authorities.

SECTION 3.11. Pharmacovigilence. During the Term, each Party shall promptly inform the other Party, and provide appropriate notice to any applicable Regulatory Authorities or other Third Parties in accordance with applicable Laws, after such Party becomes aware of any serious adverse event (as defined by the ICH Harmonized Tripartite Guideline on Clinical Safety Data Management) that is directly or indirectly attributable to the use or application of any Technology or Licensed Product.

SECTION 3.12. Product Recalls. If any Regulatory Authority having jurisdiction requires or reasonably requests to recall a Licensed Product, (i) Licensee shall promptly notify Licensor if such recall is in the Territory and (ii) Licensor shall promptly notify Licensee if such recall is in the People’s Republic of China. Licensee shall have the sole right and responsibility, at its expense, to initiate all recall procedures required or requested by any such Regulatory Agency in the Territory, and Licensor shall have the sole right and responsibility, at its expense, to initiate all recall procedures required or requested by any such Regulatory Authority in the People’s Republic of China. Each Party shall be responsible, at its sole expense, for carrying out any such recall as expeditiously as possible and in such a way as to cause the least disruption to the sales of the Licensed Products and to preserve the goodwill and reputation attached to the Licensed Product and to the names of Licensor, Licensee and each of their respective Affiliates. Each Party shall maintain the appropriate procedures and records to permit the recall of the Licensed Product in accordance with applicable Laws.

ARTICLE IV

PAYMENTS AND STATEMENTS

SECTION 4.1. Upfront Equity Payment. As partial consideration for the license and rights granted herein, within 45 Business Days of the Effective Date, and provided Licensor has completed its delivery obligations under Section 3.1(a) herein to Athenex’s complete satisfaction, Athenex shall irrevocably transfer and convey to Licensor the number of shares currently issued and outstanding voting common stock of Athenex that have a value of $5 million as of the Effective Date. The stock price will be the lower of (i) the closing price of such stock on the Effective Date or (ii) the volume weighted average price of such stock for the ten (10) trading days immediately prior to the Effective Date. Athenex and Licensor shall execute all other documents necessary to effect the intent of this provision.

SECTION 4.2. Milestone Payments. In consideration of the rights granted by Licensor hereunder, Licensee shall pay Licensor the following milestone payments within 30 Business Days of the occurrence of the specified milestone event below, with each milestone fee to be paid no more than once with respect to the achievement of such milestone event. For clarity, the milestone events relating to Clinical Trials and Regulatory Approvals in the People’s Republic of China will be met when Licensor achieves such milestone events and such payments shall be made by Licensee within 30 Business Days after receiving written attestation from Licensor that such milestone event has occurred.

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Milestone Event	Payment
Initiation of Phase II Clinical Trial in the United States	$	*** million
Initiation of Phase III Clinical Trial in the United States	$	*** million
Regulatory Approval in the United States	$	*** million
Initiation of Phase II Clinical Trial in the European Union	$	*** million
Initiation of Phase III Clinical Trial in the European Union	$	*** million
Regulatory Approval in the European Union	$	*** million
Submission of IND in the People’s Republic of China	$	*** million
Initiation of Phase II Clinical Trial in the People’s Republic of China	$	*** million
Initiation of Phase III Clinical Trial in the People’s Republic of China	$	*** million
Regulatory Approval in the People’s Republic of China	$	*** million
Initiation of Phase II Clinical Trial in Japan	$	*** million
Initiation of Phase III Clinical Trial in Japan	$	*** million
Regulatory Approval in Japan	$	*** million
Total potential milestone payments:		$110 million

SECTION 4.3. Royalties. During the Term, Licensor shall, pursuant to SECTION 4.5(a), pay to Licensee a royalty of ***% on annual (Calendar Year) aggregate Income generated by sales of Licensed Products by Licensor (or any of its sublicensees) in the People’s Republic of China, until the last to expire Valid Claim in the People’s Republic of China. If any Licensed Products are covered by more than one Valid Claim, multiple royalties will not be due for such Licensed Product. For the purposes of this Section, “Income” means net income as determined by accepted accounting standards.

SECTION 4.4. Set-off. In addition to (and without limiting) Licensor’s obligations in ARTICLE IX, Licensee may set-off any milestone payments due to Licensor to the full extent Licensee pays defense costs, redesign or replacement costs or royalties, damages, settlements or other payments to any Third Party related to claims or allegations that the Licensor Intellectual Property Rights infringe the Intellectual Property of such third party.

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SECTION 4.5. Royalty Reports and Payments.

(a) Royalty Payments. Within 60 days following the end of each Calendar Quarter that royalties are payable by Licensor to Licensee, Licensor shall submit to Licensee a written report containing, with respect to such Calendar Quarter and for the then-current Calendar Year through the end of such Calendar Quarter, an accounting on a country-by-country basis of gross sales, Income, and the royalties payable in accordance with SECTION 4.3(a) for such Calendar Quarter, with a breakdown of all deductions taken in any such calculations, in accordance with the definition of “Income.” Any conversion to United States Dollars shall be calculated in accordance with SECTION 4.6(c). Royalties shown to have accrued by each report shall be due and payable on the date such report is due.

(b) Each Party shall keep and shall require its Affiliates or sublicensees to keep complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this SECTION 4.5 for a period of 36 months from the end of the relevant Calendar Quarter.

SECTION 4.6. General Payment Provisions.

(a) All payments due and payable under this Agreement shall be made in United States Dollars by bank wire transfer in immediately available funds to an account designated by the Party receiving such payment.

(b) A Party may deduct the amount of any taxes imposed on such Party that are required to be withheld or collected by such Party, its Affiliates or sublicensees under applicable Law on amounts owing from the paying Party to the receiving Party hereunder. Any such taxes required to be withheld or collected shall be an expense of the receiving Party. The receiving Party shall provide the paying Party any tax forms that may be reasonably necessary in order for the paying Party to not withhold tax or to withhold tax at a reduced rate and the paying Party shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, pursuant to such provided documentation. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, and similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such tax. To the extent a Party, its Affiliates or sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of the other Party, the paying Party shall promptly deliver to the receiving Party proof of payment of such taxes.

(c) For purposes of computing royalties on Income, the Income shall be converted to United States Dollars using the year-to-date average rate of exchange for United States Dollars used by Licensor for its internal financial accounting purposes; provided, however, that if for any reason conversion into United States Dollars cannot be made, then notwithstanding the provisions of SECTION 4.6(a), payment may be made in the currency of the People’s Republic of China by deposit in the name of Licensee in a bank account designated by Licensee in such country.

(d) Except as otherwise defined herein, all financial calculations by either Party under this Agreement shall be calculated in accordance with IFRS. In addition, all calculations shall give pro rata effect to and shall proportionally adjust (by giving effect to the number of applicable days in such Calendar Quarter) (i) for any Calendar Quarter that is shorter than a standard Calendar Quarter or any Calendar Year that is shorter than four consecutive full Calendar Quarters, or (ii) as a result of a determination, in accordance with the terms of this Agreement, that the first or last day of such Calendar Quarter (including as a result of termination of this Agreement) shall be deemed other than the actual first or last day of such Calendar Quarter, or that the first or last day of such Calendar Year shall be deemed other than the actual first or last day of such Calendar Year.

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SECTION 4.7. Audits.

(a) Upon the written request of Licensee, Licensor shall permit an independent certified public accounting firm of recognized standing, selected by Licensee and reasonably acceptable to Licensor (provided that such accounting firm shall not be retained or compensated on a contingency basis and shall have entered into a confidentiality agreement with Licensor in form and substance reasonably satisfactory to Licensor), to have access not more than once in any Calendar Year, during normal business hours, to such of the records of Licensor as may be reasonably necessary to verify the accuracy of the reports under SECTION 4.5(a) for any Calendar Year ending not more than 24 months prior to the date of such request. The accounting firm shall disclose to Licensor whether the reports are correct or incorrect, the specific details concerning any discrepancies (including the accuracy of the calculation of Income and the resulting effect of such calculations on the amounts payable by Licensor under this Agreement) and such other information that should properly be contained in a report required under this Agreement (the “Audit Report”).

(b) If such accounting firm concludes that additional amounts were owed during such year, and Licensor agrees with such conclusion, then Licensor shall pay the additional payments, together with interest at the Prime Rate on the amount of such additional payments, within 30 days of the date Licensee delivers the Audit Report to Licensor. If such accounting firm concludes that amounts were overpaid by Licensor during such period, Licensee shall repay Licensor the amount of such overpayment, together with interest at the Prime Rate on the amount of such overpayment, within 30 days of the date Licensee delivers the Audit Report to Licensor. The fees charged by such accounting firm shall be paid by Licensee; provided, however, that if an error in favor of Licensee of more than 5% of the payments due hereunder for the period being reviewed is discovered, then the reasonable fees and expenses of the accounting firm shall be paid by Licensor.

(c) Upon the expiration of 24 months following the end of any year for which Licensor has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of Licensor or a contrary finding by an accounting firm pursuant to this SECTION 4.7, such calculation shall be binding and conclusive upon Licensee, and Licensor shall be released from any liability or accountability with respect to royalties or other payments for such year.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1. General Representations. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party is a company duly organized, validly existing and is in good standing under the laws of the jurisdiction of its incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such qualification would prevent it from performing its obligations under this Agreement.

(b) The execution, delivery and performance by such Party has been duly authorized by all necessary corporate action and does not and will not (i) violate any provision of any Laws presently in effect having applicability to a Party or any provision of its charter or bylaws; or (ii) conflict with or constitute a default under any other agreement to which such Party is a party.

(c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor’s rights generally, or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

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(d) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party’s obligations under this Agreement.

(e) Neither Party, nor any of its Affiliates, are a party to, or are otherwise bound by, any oral or written contract that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any of such Party’s or the other Party’s rights under this Agreement.

SECTION 5.2. Additional Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that:

(a) As of the Effective Date, to the knowledge of Licensor, (i) there is no Third Party infringing, misappropriating or violating of any of the Licensor Intellectual Property; and (ii) the Licensor Intellectual Property is valid and enforceable where filed; (iii) the Licensor Patent Rights where filed are not subject to any pending or threatened re-examination, re-issue, opposition, interference, challenge, litigation proceeding or other claim, (iv) Licensor has timely filed and prosecuted the patents and patent applications with respect to the Licensor Intellectual Property in the Territory and (v) the use of the Licensor Intellectual Property as authorized by this Agreement will not infringe, misappropriate or violate the Intellectual Property rights of any Third Party.

(b) Licensor has not committed any act, or omitted to commit any act, that may cause the Licensor Patent Rights where filed to expire prematurely or be declared invalid or unenforceable, or that would otherwise prohibit Licensor from enforcing the Licensor Patent Rights where filed against any Third Party.

(c) As of the Effective Date in the Territory, (i) Licensor has the right to use and disclose and to enable Licensee to use and disclose (in each case under appropriate conditions of confidentiality) the Licensor Intellectual Property; and (ii) the Licensor Intellectual Property is not subject to any encumbrance, lien, license or claim of ownership by any Third Party that would conflict with the terms of this Agreement.

ARTICLE VI

PATENT MATTERS

SECTION 6.1. Ownership of Inventions. As between the Parties:

(a) Licensor shall have and retain all right, title and interest in or Control over, as applicable, all Intellectual Property (and Patent Rights arising thereunder) (i) owned or Controlled by it on the Effective Date, subject to the licenses and other rights in the Territory granted to Licensee under this Agreement and (ii) that is discovered, made, first conceived, reduced to practice or generated as a result of Development or otherwise during the Term solely by or on behalf of Licensor (and, for the avoidance of doubt, such Intellectual Property and Know-How, including Patent Rights, shall be Improvements hereunder and will be licensed to Licensee as Licensor Intellectual Property).

(b) Licensee shall have and retain all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder) (i) owned or Controlled by it on the Effective Date (including the Licensee Patent Rights) and related to the Technology and (ii) that is discovered,

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made, first conceived, reduced to practice or generated as a result of Development or otherwise during the Term solely by or on behalf of Licensee (the “Licensee Intellectual Property”) and related to the Technology, subject to the underlying rights of Licensor in the Licensor Intellectual Property. Subject to the terms of this Agreement, Licensee hereby grants to Licensor a royalty free, non-exclusive, non-transferable, non-sublicensable (except with the prior written consent of Licensee, not to be unreasonably withheld, conditioned or delayed) license under any such Licensee Intellectual Property solely for use in the People’s Republic of China. Upon Licensor’s reasonable request but at Licensee’s expense, Licensee agrees to provide Licensor with access to any tangible embodiments of the Licensee Intellectual Property that are necessary for Licensor to use and exploit the Licensee Intellectual Property in the People’s Republic of China.

(c) Licensor and Licensee shall jointly own all right, title and interest in or Control over all Intellectual Property (and Patent Rights arising thereunder) that is discovered, made, first conceived, reduced to practice or generated as a result of Development or otherwise during the Term jointly by or on behalf of Licensor and Licensee (“Jointly Owned Intellectual Property”). With respect to Jointly Owned Intellectual Property, both Parties shall have the right to freely use and exploit such Jointly Owned Intellectual Property, without any duty to license or account to the other.

(d) Each of Licensor and Licensee shall require all of its and its Affiliates’ employees to assign all Intellectual Property that is discovered, made, first conceived, reduced to practice or generated as a result of Development or otherwise by such employees during the Term to Licensor or Licensee, respectively. Each Party shall use Commercially Reasonable Efforts to require any Third Parties who may develop Intellectual Property on behalf of a Party pursuant to the terms of this Agreement to assign ownership to Licensor or Licensee, as applicable.

SECTION 6.2. Maintenance and Prosecution.

(a) Licensor shall have the right and the obligation to file, prosecute and maintain the Licensor Patent Rights in Licensor’s name, using patent counsel selected by Licensor. Licensor shall pay all patent prosecution and maintenance costs relating to the Licensor Patent Rights licensed hereunder. If for any reason Licensor elects not to pay any applicable maintenance costs in the Territory during the Term, or elects not to file an application for a Licensor Patent Right, Licensor shall notify Licensee at least 45 days prior to the date an applicable payment is due or the date any loss or forfeiture of rights may occur, and Licensee may take over the maintenance and/or prosecution of such Licensor Patent Rights; provided, however, that any existing Valid Claims of such Licensor Patent Rights will be deemed no longer Valid Claims for purposes of this Agreement and SECTION 4.3(a). Licensor shall promptly, but no less then each Calendar Quarter, inform Licensee of all new Licensor Patent Rights in the Territory. Licensor shall have the sole right to file, prosecute and maintain all Jointly Owned Intellectual Property in the People’s Republic of China.

(b) Licensee shall have the first right to file, prosecute and maintain the Licensee Patent Rights in Licensee’s name, using patent counsel selected by Licensee. Licensee shall pay all patent prosecution and maintenance costs relating to the Licensee Patent Rights. If for any reason Licensee elects not to pay any applicable maintenance costs in the People’s Republic of China during the Term, or elects not to file an application for a Licensee Patent Right in the People’s Republic of China during the Term, Licensee shall notify Licensee at least 45 days prior to the date an applicable payment is due or the date any loss or forfeiture of rights may occur, and Licensee may take over the maintenance and/or prosecution of such Licensee Patent Rights in the People’s Republic of China. Licensee shall promptly, but no less then each Calendar Quarter, inform Licensor of all new Licensee Patent Rights in the People’s Republic of China. Licensee shall have the sole right to file, prosecute and maintain all Jointly Owned Intellectual Property in all countries in the Territory.

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(c) The responsible Party under this SECTION 6.2 shall solicit the other Party’s review of the nature and text of any Patent Rights arising during the Term that are necessary or useful for the Development or Commercialization of the Technology or the Licensed Products and important prosecution matters related thereto, each in reasonably sufficient time prior to the filing thereof, and the responsible Party shall take into account the other Party’s reasonable comments related thereto. Each Party shall execute all documents and take all actions as are reasonably requested by the other Party with respect to any filings and registrations referred to in this SECTION 6.2.

SECTION 6.3. Third Party Infringement.

(a) Each Party shall promptly give the other Party notice of any actual or suspected infringement by a Third Party of any Licensor Intellectual Property or Licensee Intellectual Property, which comes to such Party’s attention.

(b) Licensee shall have the first right, either directly or through its Affiliates or licensees, to initiate and prosecute such legal action in the Territory at its own expense and in the name of Licensor and/or Licensee, or to control the defense of any declaratory judgment action in the Territory relating to the Licensor Intellectual Property or Licensee Intellectual Property, and Licensee shall provide Licensor with reasonable notice of any such action it commences in respect of the Licensor Intellectual Property and keep Licensor reasonably informed of any significant developments in such action. Licensor shall render, at Licensee’s expense (including reasonable attorneys’ fees), all assistance reasonably requested in connection with any action taken by Licensee to prevent such infringement. The control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Licensee; provided, however, that Licensee shall not settle any such claim or proceeding in a manner that adversely affects Licensor’s rights or which results in any material monetary payment by or financial loss to Licensor, without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

(c) If Licensee elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country in the Territory as provided in SECTION 6.3(a) within 60 days after having become aware of such potential infringement, then Licensor may elect to take such action that is reasonably necessary and appropriate to terminate or prevent such infringement, including instituting an infringement proceeding, at the sole cost of Licensor, provided, however, that Licensor shall not enter into any settlement or compromise of any claim relating to the Licensor Intellectual Property or Licensee Intellectual Property that would result in any material monetary payment by or financial loss to Licensee, or any loss of rights granted to Licensee under this Agreement, without Licensee’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(d) Licensor shall have the first right, either directly or through its Affiliates or licensees, to initiate and prosecute such legal action outside of the Territory at its own expense and in the name of Licensor, or to control the defense of any declaratory judgment action outside the Territory relating to the Licensor Intellectual Property. If Licensor elects not to initiate and prosecute an infringement or defend a declaratory judgment action in any country outside of the Territory as provided in SECTION 6.3(c) within 60 days after having become aware of such potential infringement, and such lack of action materially harms Licensee or its business, then Licensee may elect to take such action that is reasonably necessary and appropriate to terminate or prevent such infringement, including instituting an infringement proceeding, at the sole cost of Licensee, provided, however, that Licensee shall not enter into any settlement or compromise of any claim relating to the Licensor Intellectual Property that would result in any material monetary payment by or financial loss to Licensor without Licensor’s prior written consent, which consent shall not be unreasonably withheld or delayed.

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(e) For any legal action or defense contemplated by this SECTION 6.3, in the event that any Party is unable to initiate, prosecute, or defend such action solely in its own name, the other Party shall join such action voluntarily and shall execute all documents necessary for the other Party to prosecute, defend and maintain such action. In connection with any action contemplated by this SECTION 6.3, the Parties shall cooperate fully and will provide each other with any information or assistance that either reasonably may request.

(f) Any recovery or award obtained by either Party as a result of any action or settlement commenced with respect to infringement within the Territory shall be shared as follows:

(i) the Party that initiated and prosecuted, or maintained the defense of, the action shall recoup all of its costs and expenses (including reasonable attorneys’ fees) incurred in connection with the action, whether the recovery is by settlement or otherwise;

(ii) the other Party then shall, to the extent funds remain after payment set forth in subsection (i) has been made, recover its reasonably documented costs and expenses (including reasonable outside attorneys’ fees) incurred in connection with the action;

(iii) if Licensor initiated and prosecuted, or maintained the defense of, the action inside the People’s Republic of China, the amount of any recovery remaining then shall be retained by Licensor, with such amount being included in Income for the applicable Calendar Quarter; and

(iv) if Licensor initiated and prosecuted, or maintained the defense of, the action inside the Territory, the amount of any recovery remaining then shall be retained by Licensor.

SECTION 6.4. Third Party Intellectual Property.

(a) In the event that a Party becomes aware of any claim that the Development or Commercialization of Licensed Products hereunder infringes the intellectual property rights of any Third Party in the Territory, such Party shall promptly notify the other Party.

(b) Licensor shall have the first right and the obligation to defend and control the defense of any action in the Territory related to the infringement of any Third Party intellectual property by the Licensed Products in the Territory. Licensor shall keep Licensee reasonably informed as to the progress of any such action. Licensee shall render, at Licensor’s expense, all assistance reasonably requested in connection with any action taken by Licensor. The control of such action, including whether to initiate any legal proceeding and/or the settlement thereof, shall solely be under the control of Licensor; provided, however, that Licensor shall not settle any such claim or proceeding in a manner that adversely affects Licensee’s rights or that results in any material monetary payment by or financial loss to Licensee, without Licensee’s written consent, which consent shall not be unreasonably withheld. Licensor shall pay for all costs and expenses incurred in such defense. In addition, Licensor shall pay all damages awarded or settlement payments made (including future royalty or similar payments) to such Third Party.

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SECTION 6.5. Patent Term Extensions. The Parties shall cooperate with each other in obtaining patent term extensions or restorations or supplemental protection certificates or their equivalents in any country in the Territory where applicable and where desired by Licensee. Elections with respect to obtaining such extension or supplemental protection certificates shall be made in the same manner and with the same relative priorities between the Parties as is applicable to the prosecution and maintenance of Patent Rights pursuant to SECTION 6.2.

ARTICLE VII

CONFIDENTIALITY AND PUBLICITY

SECTION 7.1. Non-Disclosure and Non-Use Obligations. During the Term and for a period of 10 years thereafter, all Proprietary Information disclosed by one Party to the other hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed it. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

(a) is known by the receiving Party at the time of its receipt, as documented by records;

(b) is or becomes in the public domain or knowledge without breach by either Party of its confidentiality obligations;

(c) is disclosed to a receiving Party by a Third Party who may, to the knowledge of the Receiving Party, lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently of Proprietary Information received from the disclosing Party, as documented by contemporary written records.

SECTION 7.2. Permitted Disclosure of Proprietary Information. Notwithstanding SECTION 7.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

(a) to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct Clinical Trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the Regulatory Authorities;

(b) by Licensee to its agents, consultants, sublicensees or Affiliates in connection with the Development or Commercialization, or to otherwise enable Licensee to fulfill its obligations and responsibilities under this Agreement, on the condition that such entities agree to be bound by confidentiality obligations consistent with this Agreement; or

(c) if required to be disclosed by law, subpoena or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide such party a reasonable opportunity to challenge or limit the disclosure obligations, and that any such disclosure made by the disclosing party is limited to the extent required by law or court order.

SECTION 7.3. Certain Disclosures. Except as set forth in this Agreement or as required by Law, neither Party shall make any press release or other public announcement or other public disclosure to a Third Party concerning the existence of or terms of this Agreement, the subject matter of this Agreement or the activities contemplated hereunder, without the prior written consent of the other Party, which consent shall include agreement upon the nature and text of such release, announcement or

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other disclosure and shall not be unreasonably withheld or delayed; provided, however, that the foregoing will not restrict disclosures made in connection with any filing of information or materials with a stock exchange or the SEC or any stockholders’ letter to private investors on the condition that if the information is for investors, such investors agree to be bound by confidentiality obligations consistent with this Agreement. Each Party agrees to provide to the other Party a copy of any such press release or other public announcement or disclosure as soon as reasonably practicable under the circumstances prior to its scheduled release, and consider comments from such Party in good faith. Each Party shall have the right to review and recommend changes to any press release or other public announcement or disclosure; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to the Technology or the Licensed Product since the date of the previous disclosure; provided, further, that each Party shall provide to the other Party reasonable advance notice of any such subsequent disclosure. Without limiting the generality of any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in accordance with the rules and regulations of the SEC, other governmental authority, or securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority, or securities exchange, and may distribute any such disclosure or filing in the ordinary course of its business, provided, further, that to the maximum extent allowable by the rules and regulations of the SEC, other governmental authority, or securities exchange, and except as required by applicable Laws, Licensor and Licensee shall seek to redact any confidential information set forth in such filings, and each Party shall provide a draft of the redacted version of this Agreement to the other Party no less than 5 Business Days prior to disclosure or filing with the SEC, other governmental authority, or securities exchange, and give reasonable consideration to the other Party’s comments regarding any proposed redaction.

SECTION 7.4. Publications. Neither Party may submit for written or oral publication any manuscript, abstract or the like relating to the Technology or Licensed Products, without the prior approval of the other Party, not to be unreasonably withheld, delayed or conditioned. If a Party desires to submit such publication, it shall first deliver to the other Party, for the other Party’s review, the proposed publication or an outline of the oral disclosure at least sixty (60) days prior to planned submission or presentation and shall consider in good faith comments made by such other Party.

ARTICLE VIII

TERM AND TERMINATION

SECTION 8.1. Term; Termination.

(a) This Agreement is effective as of the Effective Date and will remain in effect until the last to expire Valid Claim included in the Licensor Patent Rights (“Term”).

(b) This Agreement will terminate automatically if the Shareholders Agreement is terminated pursuant to the terms therein;

(c) Either Party may, without prejudice to any other remedies available to it under this Agreement or at law or in equity, terminate this Agreement by providing written notice to the other party (as used in this subsection, the “Breaching Party”), in the event that the Breaching Party materially breaches any term of this Agreement and fails to cure such breach within 60 days of receiving notice of same (or, if such default cannot be cured within such 60-day period, if the Breaching Party does not

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commence and diligently continue actions to cure such default during such 60-day period). Termination will become effective at the end of the 60-day cure period unless the Breaching Party cures such breach during such 60-day period, or if such breach is not susceptible to cure within such 60-day period, the Breaching Party has commenced and is diligently pursuing a cure. The right of either Licensor or Licensee to terminate this Agreement as provided in this SECTION 8.1 will not be affected in any way by such Party’s waiver or failure to take action with respect to any previous breach or default.

SECTION 8.2. Effect of Expiration or Termination; Survival.

(a) Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including all accrued payment obligations arising under SECTION 4.3. In addition to any other provisions of this Agreement which by their terms continue after the expiration of this Agreement, the provisions of SECTION 3.6, SECTION 3.7, SECTION 3.8, ARTICLE VII, ARTICLE IX, and ARTICLE X shall survive the expiration or termination of this Agreement and shall continue in effect after the date of expiration or termination. In addition, Licensor hereby grants to Licensee, effective upon expiration of this Agreement, a non-exclusive, royalty-free, fully paid-up, sublicensable license to the Licensor Know-How that may be infringed by the Licensed Products.

(b) Payments of amounts owing to any Party under this Agreement as of its expiration or termination shall be due and payable either (i) to the extent such amounts can be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date of such expiration or termination, or (ii) to the extent such amounts cannot be calculated and a fixed sum determined at the time of expiration or termination of this Agreement, thirty (30) days after the date on which such amounts can be calculated and a fixed sum determined.

(c) Licensee and its Affiliates and sublicensees shall have the right to sell or otherwise dispose of the stock of any Licensed Product subject to this Agreement on hand or in process of manufacture as of the termination of this Agreement. Within thirty (30) days after the effective date of termination of this Agreement, Licensee shall notify Licensor of the amount of Licensed Product that Licensee, its Affiliates and sublicensees then have on hand or in the process of manufacture. Licensee shall have the right to sell in the Territory (subject to Regulatory Approvals), such remaining stock of Licensed Product for a period ending upon the earlier of: (i) Licensee’s, its Affiliates’ and sublicensees’ sale of all such remaining Licensed Product, or (ii) 6 months after such termination, and terms and conditions of this Agreement shall apply to such Licensed Product so sold. Licensor hereby grants Licensee, effective upon termination of this Agreement, a non-exclusive license under the Licensor Intellectual Property solely to sell such Licensed Product in the Territory, subject to payment of all related amounts due under this Agreement. Any remaining quantities of Licensed Product not sold during this period shall, at Licensor’s election, either be destroyed by Licensee at Licensee’s cost or sold to Licensor at Licensee’s procurement cost for such Licensed Product.

(d) Upon the termination of this Agreement: (i) each Party shall, at the request of the other Party, return or destroy all copies of the other Party’s Proprietary Information, provided, however, that a Party may keep one copy of such Proprietary Information if required to comply with any Applicable Laws; and (ii) if termination was for material breach of this Agreement by Licensee, the (1) Licensee shall transfer to Licensor any and all Investigational Drug Applications, Regulatory Approvals, and any other regulatory filings or submissions made or filed for Licensed Product by Licensee or its designees, and (2) Licensee shall transfer to Licensor any Data or materials relating to the Technology or the Licensed Products.

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ARTICLE IX

INDEMNIFICATION; LIMITATIONS OF LIABILITY

SECTION 9.1. Indemnity. For purposes of this SECTION 9.1, “Licensor Indemnified Parties” refers to Licensor, its Affiliates and the officers, directors, employees, shareholders, agents and successors and assigns of Licensor and its Affiliates, and “Licensee Indemnified Parties” refers to Licensee, its Affiliates and officers, directors, employees, shareholders, agents and successors and assigns of Licensee and its Affiliates.

SECTION 9.2. Licensee Indemnification. Licensee shall defend the Licensor Indemnified Parties from and against all suits, claims, actions, demands, complaints, lawsuits or other proceedings, (collectively, “Claims”), that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Licensor Indemnified Parties from and against any and all Losses, that arise out of or are attributable to (i) Licensee’s gross negligence or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by Licensee of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that Licensee shall not be obligated to indemnify Licensor under this SECTION 9.2, to the extent such Claim arose out of the gross negligence or willful misconduct of Licensor or to the extent such Claim is covered by Licensor’s indemnity below.

SECTION 9.3. Licensor Indemnification. Licensor shall defend the Licensee Indemnified Parties from and against all Claims, in each case that are brought by a Third Party, and shall indemnify and hold harmless to the fullest extent permitted by law the Licensee Indemnified Parties from and against any and all Losses that arise out of such Claims that are attributable to (i) the use of the Licensor Intellectual Property as authorized by this Agreement infringing, misappropriating or violating the Intellectual Property rights of such Third Party, (ii) Licensor’s gross negligence or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; or (ii) a material breach by Licensor of any of its obligations, representations, warranties or covenants under this Agreement; provided, however, that Licensor shall not be obligated to indemnify Licensee under this SECTION 9.3, to the extent such Claim arose out of the gross negligence or willful misconduct of Licensee.

SECTION 9.4. Indemnification Procedure.

(a) Each Party shall promptly notify the other Party in writing of any Claim. Concurrent with the provision of notice pursuant to this SECTION 9.4(a), the indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The indemnifying Party and indemnified Party shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the indemnified Parties including by making reasonable accommodations to witnesses’ schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

(b) Should either Party dispute that any Claim or portion of a Claim (“Disputed Claim”) of which it receives notice pursuant to SECTION 9.4(a), is an indemnified Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party shall defend against such Claim; provided, however, that such other Party shall not settle any Claim which it

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contends is an indemnified Claim without providing the indemnifying Party 10 Business Days’ notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Claim pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification, the indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the indemnified Party.

SECTION 9.5. Settlement of Indemnified Claims. The indemnifying Party under SECTION 9.2 or SECTION 9.3, as applicable, shall have the sole authority to settle any indemnified Claim without the consent of the other Party, provided, however, that an indemnifying Party shall not, without the written consent of the other Party, as part of any settlement or compromise (i) admit to liability on the part of the other Party; (ii) agree to an injunction against the other Party; (iii) separately apportion fault to the other Party in any manner or (iv) agree to a settlement or compromise that would result in any loss of rights or material liability to the other Party. The Parties further agree that as part of the settlement of any indemnified Claim, an indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the indemnified Parties.

SECTION 9.6. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. THE FOREGOING SENTENCE SHALL NOT LIMIT THE OBLIGATIONS OF EITHER PARTY TO INDEMNIFY THE OTHER PARTY FROM AND AGAINST THIRD PARTY CLAIMS UNDER THIS ARTICLE.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from events beyond the reasonable control of a Party, including fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable.

SECTION 10.2. Assignment. No Party may assign (including assignments by operation of law) or assume in bankruptcy this Agreement or any of its rights, interests or obligations hereunder, in whole or in part, without the prior written approval of the other Party in its sole discretion. Any purported transaction in violation of the foregoing shall be null and void ab initio and of no force or effect.

SECTION 10.3. Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

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SECTION 10.4. Notices.

(a) Correspondence, reports, documentation, and any other communication in writing between the Parties in the course of ordinary implementation of this Agreement (but not including any notice required by this Agreement) shall be in writing and delivered by hand, sent by email, or by overnight express mail (e.g., FedEx) to any single representative designated by the Party which is to receive such written communication.

(b) Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing, hand delivered or sent by overnight courier or express mail service (e.g., FedEx), postage prepaid, or by facsimile or confirmed by prepaid registered or certified air mail letter, return receipt requested, to the following addresses of the Parties (or to such other address or addresses as may be specified from time to time in a written notice):

if to Licensor to:

XIANGXUE LIFE SCIENCES LTD.

2 Jinfengyuan Road, Guangzhou, China

Attention: Mr. YongHui Wang

Tel. No.: +86 20 22211033

Fax No.: +86 20 22211666

E-mail: wyhsec@xphcn.com

if to Licensee to:

AXIS THERAPEUTICS LIMITED

Unit 608-613 IC Development Centre, No 6 Science Park West Avenue, Science Park, Hong Kong

Attention: Johnson Y.N. Lau

Fax No.: +852 3706 5544

if to Athenex to:

Athenex, Inc.

Conventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203

Attention: Johnson Y.N. Lau

Fax No.: +852 3996 7454

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Any such communication shall be deemed to have been given when delivered if personally delivered or sent by facsimile on a Business Day, upon confirmed delivery by nationally-recognized overnight courier if so delivered, and on the third Business Day following the date of mailing if sent by registered or certified mail.

SECTION 10.5. Equitable Relief. Each of the Parties acknowledges and agrees that the other Party may suffer irreparable and continuing damage for which there is no adequate remedy at law in the event of a breach or threatened breach of this Agreement. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agrees that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to require specific performance of obligations under this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

SECTION 10.6. Further Assurances. Each of the Parties shall take such further actions as are necessary or desirable in order to effectuate the respective rights and obligations hereunder.

SECTION 10.7. Applicable Law, Venue and Dispute Resolution. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be governed by and construed and interpreted in accordance with the laws of Hong Kong, except to the extent that the matter in question is mandatorily required to be governed by the laws of any other jurisdiction, in which case it will be governed by the applicable provisions of such laws. Except as provided in Section 10.5, all disputes that arise in connection with this Agreement and the interpretation thereof shall first be discussed amicably between the Parties. If the dispute cannot be settled in an amicable manner, it will be settled by arbitration to be held in Hong Kong in conformity with commercial arbitration rules of the International Chamber of Commerce. The award rendered by arbitration shall be final and binding upon the Parties hereto, and judgment may be entered by a court of competent jurisdiction.

SECTION 10.8. Entire Agreement. This Agreement, including the exhibits and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter herein. All express or implied agreements and understandings, either oral or written, heretofore made, including without limitation any offering letters, letters of intent, or term sheets, are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

SECTION 10.9. Independent Contractors. It is expressly agreed that the Parties will be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party has the authority to make any statements, representations or commitments of any kind, or to take any action, that are binding on the other Party without the prior written consent of such other Party.

SECTION 10.10. Waiver. The waiver by a Party hereto of any right hereunder shall not be deemed a waiver of any other right hereunder, whether of a similar nature or otherwise.

SECTION 10.11. Construction. The headings of this Agreement are for convenience only and shall not affect its construction. This Agreement shall be construed as if drafted jointly by the Parties. The use of the word “including” in this Agreement shall mean “including without limitation.” Words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole unless the context otherwise requires.

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SECTION 10.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to the Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement shall have the same effect as physical delivery of the paper document bearing an original signature.

SECTION 10.13. No Third Party Beneficiaries. Except as specifically set forth herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

SECTION 10.14. Prior Approval. The Parties acknowledge and agree that the effectiveness of this Agreement is conditioned on (i) the approval of the Board and shareholder approval of Xiangxue Pharmaceutical Co. Ltd. and of Licensor and (ii) the approval of the Securities Regulatory Committee and Shenzhen Stock Exchange, and the Parties agree to take all reasonable actions and execute all documents necessary to obtain such approvals.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

XIANGXUE LIFE SCIENCES LTD.

By:
Name:	YongHui Wang
Title:	CEO

AXIS THERAPEUTICS LIMITED

By:
Name:	Johnson Y.N. Lau
Title:	CEO

Solely for the purposes of Section 4.1:

ATHENEX, INC.

By:
Name:	Johnson Y.N. Lau
Title:	Chairman and CEO